LOAN MODIFICATION AGREEMENT

This **LOAN MODIFICATION AGREEMENT** (the ***"Modification")*** is entered into as of December 10th, 2014 (the ***"Effective Date"),*** by and between Recourse Recovery, LLC, a Georgia limited liability company ("Lender") and Three Forks, Inc., a Colorado corporation ("Borrower") listed on the Loan Schedule referred to below. References in this Modification to ***"Lender,"*** and ***"Borrower,"*** shall be construed to mean and refer to each such Lender and Borrower, respectively.

RECITALS

A. Borrower has entered into a Credit Agreement with dated May 9, 2014, with Guaranty Bank and Trust Company (the ***"Loan Agreement")***, which Loan Agreement and the related Loan Documents have been assigned to Lender. This Modification is one of the Loan Documents as defined in the, and references in the existing Loan Documents and this Modification to ***"Loan Documents,"*** or any of them, shall be deemed to be a reference to such Loan Documents, as modified by this Modification. References in this Modification to a ***"Loan"*** or ***"Loan Agreement"*** are to each such Loan and Loan Agreement.

B. Borrower and Lender have agreed to modify the Loan Documents as provided in this Modification.

FOR VALUABLE CONSIDERATION, the parties agree as follows:

MODIFICATIONS TO LOAN DOCUMENTS

Any other provision of the Loan Documents to the contrary notwithstanding and, unless otherwise specifically stated, until such time as all Obligations under the Loan Documents have been fully paid and performed, Borrower and Lender covenant and agree as follows:

1. No Obligation for Further Advances

   Lender shall have no obligation to make any further advances or Loans under the Loan Agreement or otherwise, and any such advances shall be in its sole discretion.

2. Prepayment Fee

   In the event the Loan is paid in full on or before one year from the date of this Modification, Borrower shall pay a prepayment fee equal to 10% of the principal balance then paid.

3. Waivers

   (a) Section 6.03 of the Loan Agreement is hereby waived and shall be of no further force and effect.

   (b) Lender waives all defaults, if any, under the Loan Documents that have accrued prior to the date of this Modification.

4. Document Execution

   This Modification may be executed in any number of counterparts and by different parties in separate counterparts, each of which, when so executed, shall be deemed an original and all of which, taken together, shall constitute one integrated agreement.

Executed and effective as of the date first set forth above.

BORROWER:

THREE FORKS, INC., a Colorado corporation

By: [signature]

Name: ______________________

Title: CEO

GUARANTOR:

TFI OPERATING COMPANY, INC., a Colorado corporation

By: [signature]

Name: ______________________

Title: Chairman

LENDER:

RECOURSE RECOVERY, LLC, a Georgia limited liability company

By: [signature]
Name: Michael S. Hornung
Its: President

Address for Notices to Lender:

Recourse Recovery, LLC
Attention: Zia, Dave accounting.
147 WEST ELLIS RD,
STE 1A
Griffin, Georgia 30223